UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

356 2757 7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On April 14, 2020, Esports Entertainment Group, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC on behalf of itself and Joseph Gunnar & Co., LLC (collectively, the “Underwriters”), with respect to the issuance and sale in an underwritten public offering (the “Offering”) by the Company of units of its securities for aggregate gross proceeds of $8,415,000. Each unit consists of one share of common stock, par value $0.001 per share (the “Common Stock”) and two warrants (the “Unit A Warrants” and “Unit B Warrants” and together with the Common Stock, the “Securities”), with each to purchase one share of Common Stock, at a public offering price of $4.25 per unit. The warrants will have a per share exercise price of $4.25 and are exercisable immediately. The Unit A Warrant will expire five years from the date of issuance. The Unit B Warrants will expire 12 months from the date of issuance. The Common Stock and the Unit A Warrants have been approved to list on the Nasdaq Capital Market under the symbols GMBL and GMBLW, respectively, and are expected to begin trading on April 14, 2020. The Unit B Warrant will not trade.

Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to an additional 297,000 shares of our common stock and/or warrants to purchase an aggregate of 594,000 shares of our common stock to cover over-allotments, if any. Maxim Group LLC is acting as lead book-running manager for the Offering and Joseph Gunnar & Co., LLC is acting as co-book-running manager for the Offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company, each director and executive officer of the Company, and certain stockholders have agreed with the Underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 365 days after the date on which a final prospectus relating to the Offering (“the Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”), in the case of our directors and officers, 180 days from the date of the Final Prospectus, in the case of certain of our principal stockholders. The Underwriters also obtained certain lock-up agreements from certain debt holders whose indebtedness will convert into securities of the Company at closing.

The Offering is expected to close on April 16, 2020, subject to the satisfaction of customary closing conditions.

The Company expects to receive approximately $7,234,000 in net proceeds from the Offering after deducting the underwriting discount and other estimated offering expenses payable by the Company (or, if the over-allotment option is exercised in full, approximately $8,395,000). The Company expects to use the net proceeds of the Offering to develop and launch its skill-based video game tournaments for play on mobile devices, PCs and video game consoles, to obtain an online gaming license from, and establish operations in, Malta, to obtain an online gaming license from, and establish operations in, an Asian country to be determined, to upgrade sales and marketing capabilities including but not limited to professional relations and adding additional staff, and for general working capital purposes, including acquisitions.

The Unit A Warrants and Unit B Warrants will be issued pursuant to a warrant agency agreement to be entered into by and between the Company and VStock Transfer, LLC, as warrant agent.

The SEC declared effective a registration statement on Form S-1 (File No. 333-231167) relating to the Securities on April 14, 2020.

The Underwriting Agreement is included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement and the Unit A Warrants and the Unit B Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and form of Warrant Agency Agreement, which are filed as Exhibit 1.1 and 4.1 hereto, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On April 14, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

1.1	Underwriting Agreement, by and among Esports Entertainment Group, Inc., Maxim Group LLC, and Joseph Gunnar & Co., LLC
4.1	Form of Warrant Agency Agreement by and between Esports Entertainment Group, Inc. and VStock Transfer, LLC including Form of Unit A Warrant and Form of Unit B Warrant
99.1	Press Release dated April 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: April 14, 2020	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer

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